Exhibit 10.2

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of May 26, 2006, by and among (i) ROCKWELL COLLINS, INC., a Delaware corporation (“Buyer”), (ii) EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Seller”), and (iii) U.S. BANK NATIONAL ASSOCIATION, as escrow agent (the “Escrow Agent” and, together with Buyer and Seller, the “Parties” and each a “Party”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement, dated as of February 7, 2006, by and between Buyer and Seller (the “Asset Purchase Agreement”).

W I T N E S S E T H

WHEREAS, Buyer and Seller have entered into the Asset Purchase Agreement providing for, among other things, the purchase by Buyer of the Assets and the assumption by Buyer of the Assumed Liabilities, and setting forth certain covenants and conditions in respect thereof;

WHEREAS, Section 4.1(a) of the Asset Purchase Agreement provides that Buyer is required to deposit with the Escrow Agent Seven Million dollars ($7,000,000);

WHEREAS, in connection with the Asset Purchase Agreement, Buyer, Rockwell Collins Simulation & Training Solutions, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Buyer, and Seller have entered into the Laser Projection Systems Agreement, of even date therewith;

WHEREAS, Section 1.2 of the Laser Projection Systems Agreement provides that Buyer is required to deposit with the Escrow Agent Three Million dollars ($3,000,000); and

WHEREAS, Buyer and Seller desire that the Escrow Agent hold and dispose of such escrowed monies, and the Escrow Agent is willing to do so, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties agree as follows:

1.             Appointment.  Buyer and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment solely under the terms and conditions set forth herein.

2.             Establishment of Escrow Fund.

(a)           Pursuant to Section 4.1(a) of the Asset Purchase Agreement and Section 1.2 of the Laser Projection Systems Agreement simultaneously with the execution and delivery of this Agreement, Buyer is depositing in escrow with the Escrow Agent cash in the amount of Ten Million dollars ($10,000,000) (the “Escrow Amount”) to be held in escrow pursuant to the terms of this Agreement to satisfy any obligations of the Seller pursuant to Section 4.1(c)(i) and Article XIII of the Asset Purchase Agreement and Sections 5.1 and 5.2 of the Laser Projection Systems Agreement.  The Escrow Amount and any and all interest and earnings thereon shall be collectively referred to as the “Escrow Fund”.  The Escrow Agent shall hold and administer the Escrow Fund solely in accordance with the terms and conditions set forth in this Agreement.

(b)           No part of the Escrow Fund may be withdrawn or distributed from the escrow established hereunder, except as expressly provided in Section 4 of this Agreement.

3.             Reports on Escrow Fund.

(a)   The Escrow Agent shall provide to Buyer and Seller monthly statements identifying transactions, transfers, payments and holdings of the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by Buyer and Seller unless the Escrow Agent is notified in writing to the contrary within thirty (30) calendar days of the date of such statement.

(b)   Buyer and Seller acknowledge that regulations of the Comptroller of the Currency grant Buyer and Seller the right to receive brokerage confirmations of security transactions as they occur.  Buyer and Seller specifically waive such notification to the extent permitted by law and acknowledge that Buyer and Seller will receive periodic cash transaction statements, which will detail all investment transactions.

4.             Distributions from the Escrow Fund.  The Escrow Agent is directed to hold and distribute the Escrow Fund in the following manner:

(a)           Joint Instructions.

(i)            Upon the Escrow Agent’s receipt of written instructions to the Escrow Agent signed by both Buyer and Seller (a “Joint Instruction”) directing the Escrow Agent to disburse all or any part of the Escrow Fund, including in resolution of a Disputed Claim (which Joint Instruction shall set forth the amount to be disbursed (including whether such disbursement shall be accompanied by any interest and earnings thereon), the applicable section of the Asset Purchase Agreement or Laser Projection Systems Agreement for which such amount is being disbursed (including the specific amount allocated to disbursements made under the Asset Purchase Agreement or Laser Projection Systems Agreement, as the case may be), the payee thereof, the date requested for such disbursement and sufficient details regarding the account to which such disbursement is to be made), the Escrow Agent will release such amount from the Escrow Fund strictly in accordance with such written instructions.  Buyer and Seller each agree to prepare and sign a Joint Instruction that directs the Escrow Agent to distribute cash held in the Escrow Fund pursuant to and in accordance with (i) Section 4.1(c)(i) of the Asset Purchase Agreement, if any payment pursuant to Section 4.1(c)(i) of the Asset Purchase Agreement is determined to be due and payable following determination of the Final Closing Net Assets Statement, (ii) Section 5.1 of the Laser Projection Systems Agreement, if any payments pursuant to Section 5.1 of the Laser Projection Systems Agreement are determined to be due and payable; (iii) Section 5.2 of the Laser Projection

Systems Agreement, if any payment pursuant to Section 5.2 of the Laser Projection Systems Agreement is determined to be due and payable; (iv) pursuant to paragraph 4(e)(i)(A)(1), if any payment is determined to be due and payable; and (v) pursuant to paragraph 4(e)(i)(B), if any payment is determined to be due and payable.  To the extent that any amount is released from the Escrow Fund to Buyer pursuant to Section 4.1(c)(i) of the Asset Purchase Agreement and Sections 5.1 and 5.2 of the Laser Projection Systems Agreements, such amount shall be accompanied by interest and earnings thereon.

(ii)           No Joint Instruction shall be required prior to any releases by the Escrow Agent pursuant to paragraphs 4(e)(i)(A)(2), 4(e)(i)(C) and 4(e)(i)(D) of this Agreement.  Buyer and Seller agree that a copy of this Agreement provided to the Escrow Agent shall constitute instructions from the Buyer and the Seller to the Escrow Agent to cause funds to be released in accordance with paragraphs 4(e)(ii) and 4(e)(iii)in the amounts and on the dates specified below, pursuant to paragraphs 4(e)(i)(A)(2), 4(e)(i)(C) and 4(e)(i)(D) of this Agreement.

(b)           Undisputed Claim.  Upon any Claim becoming an Undisputed Claim, the Escrow Agent will release to Buyer cash held in the Escrow Fund in the amount called for in the corresponding Claim Notice, and such amount shall be accompanied by interest and earnings thereon; provided that if the amount of such Undisputed Claim exceeds the amount of cash held in the Escrow Fund, the Escrow Agent shall release to Buyer all of the cash held in the Escrow Fund.

(c)           Court Order or Final Arbitration Order.  Upon the Escrow Agent’s receipt of a certified copy of a purportedly final, non-appealable order of a court of competent jurisdiction or a final arbitration award issued by a arbitration tribunal in accordance with the dispute resolution provisions under Section 15.15 of the Asset Purchase Agreement ordering the Escrow Agent to disburse all or part of the Escrow Fund, the Escrow Agent will make such disbursement from the Escrow Fund in accordance with such court order or final arbitration order.  The Escrow Agent shall be entitled to rely upon the certified copy of such order or award without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give documents in connection with the provision hereof has been duly authorized to do so.

(d)           Limitations on Distributions.

(i)            All APA Indemnification Claims shall be subject to the limitations set forth in Section 13.4 of the Asset Purchase Agreement.

(ii)           Under no circumstances shall (A) the aggregate amount of all distributions by the Escrow Agent to Buyer pursuant to Laser Projector Claims exceed Three Million dollars ($3,000,000) and all interest and earnings thereon or (B) the aggregate amount of all distributions by the Escrow Agent to Buyer pursuant to this

Agreement exceed Ten Million dollars ($10,000,000) and all interest and earnings thereon.

(e)           Scheduled Escrow Releases.

(i)            The Escrow Fund is scheduled to be released to Seller within two business days of four release dates (individually, a “Scheduled Release Date” and, collectively, the “Scheduled Release Dates”):

(A)          (1) upon demonstration of the Motion-Based Prototype Laser Projection System (as defined in the Laser Projection Systems Agreement) in accordance with Section 4.3 of the Laser Projection Systems Agreement and upon the Escrow Agent receiving a Joint Instruction, or, (2) if later, July 1, 2007 (the “Prototype Release Date”), One Million dollars ($1,000,000) (the “Prototype Release Amount”) is scheduled to be released to Seller by the Escrow Agent;

(B)           upon completion of the manufacturing acceptance testing of the Motion-Based First Article Laser Projection System (as defined in the Laser Projection Systems Agreement) in accordance with Section 4.4 of the Laser Projection Systems Agreement (the “First Article Inspection Release Date”), and upon the Escrow Agent receiving a Joint Instruction, Two Million dollars ($2,000,000) (the “ First Article Inspection Release Amount”) is scheduled to be released to Seller by the Escrow Agent;

(C)           on December 31, 2006 (the “December 31, 2006 Release Date”), Five Million dollars ($5,000,000) (the “December 31, 2006 Release Amount”) is scheduled to be released to Seller by the Escrow Agent; and

(D)          on July 1, 2007 (the “July 1, 2007 Release Date”), Two Million dollars ($2,000,000) (the “July 1, 2007 Release Amount”) is scheduled to be released to Seller by the Escrow Agent;

the Prototype Release Amount, First Article Inspection Amount, December 31, 2006 Release Amount and July 1, 2007 Release Amount are referred to herein individually as a “Scheduled Release Amount” and collectively as the “Scheduled Release Amounts.”

(ii)           Within two (2) business days after each Scheduled Release Date, the Escrow Agent shall release to Seller an amount, if any, equal to the Escrow Amount, less the sum of (A) any Post Closing Adjustment or Claims that have been paid to the Buyer under this Agreement prior to such Scheduled Release Date, (B) any Post Closing Adjustment or Claims pending as of such Scheduled Release Date, and (C) the Scheduled Release Amounts due on the Scheduled Release Dates, if any, that have not occurred as of such Scheduled Release Date, and all interest and earnings thereon; provided, however, that no amount shall be released to Seller hereunder until after the earlier of (x) Buyer’s delivery of the Closing Net Assets Statement pursuant to Section 4.1(b) of the Asset Purchase Agreement or (y) the deadline for such delivery thereunder.  Buyer and Seller shall provide the Escrow Agent joint notice of the earlier to occur of (i) the delivery of the Closing Net Assets Statement pursuant to Section 4.1(b) of the Asset Purchase Agreement or (ii) the expiration of the deadline for delivery of the Closing Net Assets Statement in accordance with the terms and conditions of the Asset Purchase Agreement.

(iii)          Within two (2) business days after the date on which any pending Post Closing Adjustment (if payable by Seller) or Claim is resolved (each a “Resolution Date”), and upon the Escrow Agent receiving Joint Instruction, the Escrow Agent shall release (A) to Buyer the amount payable to Buyer in connection with such Post Closing Adjustment or Claim and (B) to Seller an amount, if any, equal to the Escrow Amount and all interest and earnings thereon, less the sum of (x) any Post Closing Adjustment or Claims that have been paid to the Buyer under this Agreement prior to such Resolution Date, (y) any Post Closing Adjustment or Claims pending as of such Resolution Date, and (z) the Scheduled Release Amounts due on the Scheduled Release Dates, if any, that have not occurred as of such Resolution Date.

(iv)          The Escrow Fund shall be deemed closed for all purposes on the Final Release Date.

(f)            Definitions.  For purposes hereof, the terms set forth below shall have the following meanings:

“Claim” shall mean (i) any claim for indemnification pursuant to Section 13.1 of the Asset Purchase Agreement (an “APA Indemnification Claim”), or (ii) any claim pursuant to Sections 5.1 or 5.2 of the Laser Projection Systems Agreement (a “Laser Projector Claim”), for which notice (each such notice, a “Claims Notice”) has been delivered by Buyer to Seller in accordance with Section 13.3(a) or 13.3(d) of the Asset Purchase Agreement or Sections 5.1 or 5.2 of the Laser Projection Systems Agreement, as the case may be.  To be valid, each Claims Notice must clearly specify whether claims asserted therein are APA Indemnification Claims or Laser Projector Claims.  Buyer shall promptly provide notice of any Claim to the Escrow Agent.  For purposes of this Agreement, a Claim shall be deemed “pending” if Buyer has provided notice of such Claim to Escrow Agent and such Claim has not been paid from the Escrow Fund or otherwise resolved by Joint Instruction, court order or arbitration order.

“Disputed Claim” shall mean any Claim which Seller shall have disputed in an Objection delivered to the Escrow Agent, with a copy to Buyer, within thirty (30) calendar days from receipt by Seller of the corresponding Claims Notice.  If no Objection is delivered to the Escrow Agent in such 30-day period, then such Claim shall be deemed an “Undisputed Claim.”  If Seller withdraws, in writing delivered to Buyer, its Objection to a Disputed Claim, such Claim shall be deemed an Undisputed Claim upon delivery by Seller to the Escrow Agent of a copy of such written withdrawal.

“Final Release Date” means the date upon which all amounts held in the Escrow Fund are released in accordance with the provisions of this Agreement.

“Objection” shall mean a written objection to a Claim stating in reasonable detail the basis for such objection.

“Post Closing Adjustment” shall mean, upon determination of the Final Closing Net Assets Statement in accordance with Section 4.1(b) of the Asset Purchase Agreement, any reduction in the Purchase Price in accordance with Section 4.1(c)(i) of the Asset Purchase Agreement is determined to be due and payable. For purposes of this Agreement, a Post Closing Adjustment shall be deemed “pending” if Buyer has delivered a Closing Net Assets Statement in accordance with Section 4.1(b) of the Asset Purchase Agreement and the amount of Net Assets on the Closing Net Assets Statement is less than the Benchmark Amount and such Post Closing Adjustment has not been paid from the Escrow Fund or otherwise resolved by Joint Instruction, court order or arbitration order (it being understood that the amount of any such pending Post Closing Adjustment shall be equal to the amount of such deficit).

5.             Manner of Distributions.  All disbursements hereunder to be made in cash shall be made by the Escrow Agent by wire transfer of immediately available funds to such account(s) as may be designated in writing to the Escrow Agent by the Party entitled to such payment. All interest and earnings, if any, attributable to the Escrow Fund or any other amount held in the Escrow Account pursuant to this Agreement shall be calculated on a pro rata basis from the initial deposit of the funds into the Escrow Fund to the date of such disbursement.

6.             Escrow Agent; Investment of Escrow Fund.

(a)           The Escrow Agent shall deal with the Escrow Fund only in conformity with the terms of this Agreement.  In the event the Escrow Agent shall have received written notice of a dispute between Buyer and Seller, the Escrow Agent shall have no duty to determine whether a dispute exists between such Parties or is a bona fide dispute.  The Escrow Agent shall have no duty to inquire as to the provisions of any agreement other than this Agreement.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed in good faith by it to be genuine and to have been signed or presented by the proper Party or Parties.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys appointed with due care and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other Parties or by a final non-appealable order or judgment of a court of competent jurisdiction.

(b)           The Escrow Agent shall invest and reinvest the Escrow Fund in any of the following investments: (i) securities with maturities not later than ninety (90) days from the date of acquisition of such securities, issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof; (ii) commercial paper with maturities not later than ninety (90) days from the date of acquisition of such commercial paper and rated A1/P1 or better; (iii) money market investments consisting solely of the investments identified in item (i) or (ii) above; (iv) certificates of deposit with maturities not later than ninety (90) days from the date of acquisition of such certificates of deposit and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $5,000,000,000; or (v) institutional money market funds as approved in writing in advance by Buyer and Seller, including those offered by the Escrow Agent or any affiliate of the Escrow Agent, in any one or more of the aforementioned types of instruments.  The Escrow Agent may make investments permitted by paragraph 6(b) through or from its own or its parent’s or affiliate’s bond department or trust investment department.  Any interest received by the Escrow Agent shall be reinvested as provided in this Section 6(b) and remain in the Escrow Fund until disbursed in accordance with the terms hereof.  The Escrow Agent shall not be responsible or liable for any loss suffered in connection with any investment of the funds held pursuant to this Agreement made by it in accordance with this paragraph 6(b) or realized as a result of the sale of any such investment.

(c)           All fees and expenses associated with this Section 6 shall be paid to the Escrow Agent out of the Escrow Fund.  Prior to any investment of the Escrow Fund, Buyer and Seller shall provide the Escrow Agent with written certification of the respective taxpayer identification numbers or appropriate foreign taxpayer exemptions of Buyer and Seller, respectively. Failure to provide such information may incur a penalty and cause the Escrow Agent to be required to withhold tax on any interest payable hereunder. Any payments of income shall be subject to applicable United States withholding regulations then in force.

(d)           To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will require documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also request identification, licenses and authorization documents from individuals claiming authority to represent the entity.

7.             No Creditor Rights.  Buyer and Seller shall be entitled to payments from the Escrow Funds solely in accordance with the terms hereof.  No creditor of Buyer or Seller will have any rights in or to the Escrow Funds.  Accordingly, in order to effectuate the parties’ intentions under this Agreement, Buyer hereby grants to Seller and Seller hereby grants to Buyer, a security interest in all of the grantor’s rights, title and interest in and to the Escrow Funds and any proceeds (as such term is defined in Section 9-102 of the Uniform Commercial Code) of such funds so long as the Escrow Funds and/or any such proceeds remain subject to the terms of this Agreement.  In addition, Buyer and Seller hereby appoint the Escrow Agent as Buyer’s and Seller’s agent for possession of the Escrow Funds to perfect Buyer’s and Seller’s respective security interests therein.  The Escrow Agent agrees to this appointment and acknowledges that, in connection with the security interest granted in this Paragraph 7, it is acting as bailee with respect to such Escrow Funds and/or such proceeds on behalf of Buyer and Seller.  Buyer and Seller further agree to take any and all necessary additional steps to perfect and continue perfection of the security interests granted hereunder.

8.             Succession.

(a)           The Escrow Agent may (i) resign and be discharged from its duties or obligations hereunder by giving at least thirty (30) calendar days advance notice in writing of such resignation to the other Parties specifying a date when such resignation shall take effect or (ii) be removed and be discharged from its duties or obligations hereunder by the delivery of Joint Instructions to the Escrow Agent specifying a date when such removal shall take place.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further action, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(b)           In case the office of the Escrow Agent shall become vacant for any reason, Buyer and Seller shall appoint a bank or trust company with an office in Chicago, Illinois, having a net worth (as reflected in its latest publicly available certified financial statements) in excess of $500,000,000 as successor Escrow Agent hereunder by an instrument or instruments in writing executed by Buyer and Seller and delivered to such successor Escrow Agent, and give notice of such to the retiring Escrow Agent, whereupon such successor Escrow Agent shall succeed to all rights and obligations of the retiring Escrow Agent as if this Agreement were originally executed by such successor Escrow Agent, and the retiring Escrow Agent shall deliver to such successor Escrow Agent the Escrow Fund.  If no successor shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation by the Escrow Agent in accordance with Section 8(a) above, the retiring Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor or for other appropriate relief.  Upon any delivery of the Escrow Fund under this Section 8, all of the Escrow Agent’s obligations under this Agreement shall cease and terminate.  The Escrow Agent’s sole responsibility following thirty (30) calendar days after its notice of resignation given under this Section 8 shall be to safekeep the Escrow Fund.

9.             Fees.

(a)           The Escrow Agent shall charge fees as set forth in Schedule A hereto (the “Fees”).  One-half of the Fees and all other costs, charges and fees referred to above shall be paid to the Escrow Agent by Buyer and one-half of the Fees and all other costs, charges and fees referred to above shall be paid to the Escrow Agent by Seller.

(b)           The Escrow Agent shall charge any other out-of-pocket expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by the Escrow Agent in connection with the performance, modification and termination of this Agreement, all of which shall be paid to the Escrow Agent by the Parties promptly after they become due.  One-half of such expenses shall be paid to the Escrow Agent by Buyer and one-half shall of such expenses shall be paid to the Escrow Agent by Seller.

10.           Indemnity.  Buyer and Seller shall severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents against all damages and liabilities, and all expenses, disbursements, and attorneys’ fees incurred in connection therewith, which it in good faith may incur or suffer in connection with or arising out of this Agreement or its acceptance of its appointment as the Escrow Agent, except for such liabilities, damages, expenses, disbursements, damages and attorneys’ fees incurred by reason of the Escrow Agent’s own bad faith, gross negligence or willful misconduct.

11.           Taxes.  Notwithstanding any other provision in this Agreement to the contrary, for all tax purposes, Seller shall (a) treat itself as the owner of the Escrow Fund, (b) report all gain incurred as a result of or attributable to the disbursement, distribution or transfer of any assets that comprise the Escrow Fund pursuant to the terms of this Agreement and pay all taxes attributable thereto and (c) report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income may properly be included, and pay all taxes attributable thereto.

12.           Representations and Warranties.  Each of the Parties individually (and only with respect to itself) hereby represents and warrants as of the date hereof that:

(a)           Such Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

(b)           The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary organizational action of the board of directors or similar governing body of such Party, and no other action on the part of such Party is necessary for the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery on behalf of the other Party hereto, is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

13.           Notices.  All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service).  All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Paragraph 13:

if to Buyer, to:

Rockwell Collins, Inc. 400 Collins Road N.E. Cedar Rapids, Iowa 52498
Attention:	Gary R. Chadick, Esq.
Senior Vice President,
General Counsel and
Secretary
Telephone:	(319) 295-1000
Telecopy:	(319) 295-3599
E-mail:	grchadic@rockwellcollins.com

with a copy to:

Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112
Attention:	Peter R. Kolyer, Esq.
Telephone:	(212) 408-5564
Telecopy:	(212) 541-5369
E-mail:	pkolyer@chadbourne.com

if to the Seller, to:

Evans & Sutherland Computer Corporation 600 Komas Drive Salt Lake City, Utah 84108

Attention:	David Bateman
Telephone:	(801) 588-1674
Telecopy:	(801) 588-4511
E-mail:	dbateman@es.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301
Attention:	Marc R. Packer
Telephone:	(650) 470-4500
Telecopy:	(650) 470-4570
Email:	mpacker@skadden.com

if to the Escrow Agent, to:

U.S. Bank National Association 209 South LaSalle Street, Suite 300 Chicago, Illinois 60604
Attention:	Grace A. Gorka
Telephone:	(312) 325-8907
Telecopy:	(312) 325-8905
E-mail:	grace.gorka@usbank.com

14.           Termination of this Agreement.  This Agreement shall terminate upon the Final Release Date in accordance with the provisions of this Agreement.  Upon any termination of this Agreement pursuant to this Section 14, this Agreement shall forthwith become void and of no further force or effect, and no Party shall have any liability to the other Parties or their respective affiliates, directors, officers or employees; provided nothing in this Section 14 shall relieve any Party from any liability for any breach of such Party’s covenants or agreements contained in this Agreement prior to such termination or for any breach of such Party’s representations and warranties under this Agreement prior to such termination.

15.           Entire Agreement.  This Agreement (including the schedules attached hereto) constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the Parties with respect to the subject matter hereof and thereof, other than in the case of Buyer and Seller which are party to a Confidentiality Agreement, the Asset Purchase Agreement and any ancillary agreements related thereto, which shall remain in full force and effect.

16.           Assignability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Buyer may assign any or all of its rights and interests hereunder to any direct or indirect wholly owned subsidiary of Buyer and except as described in Section 8 of this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

17.           No Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall confer or is intended to confer on any person other than the Parties or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.           Amendment; Waiver.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  The waiver by any Party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

19.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

21.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

22.           Venue.  Subject to Section 15.15 of the Asset Purchase Agreement, each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof (and agrees not to commence any Action relating thereto except in such courts).  Each of Buyer and Seller further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. first class mail to such party’s respective address set forth in Paragraph 13 above shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

23.           Counterparts.  This Agreement may be executed in counterparts, all of which may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signature for all purposes.

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IN WITNESS WHEREOF, each of Buyer, Seller and the Escrow Agent has caused this Agreement to be executed by its authorized officer thereunto duly authorized as of the date first above written.

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Grace A. Gorka
Name:	Grace A. Gorka
Title:	Vice President, Corporate Trust Services

BUYER:
ROCKWELL COLLINS, INC.

By:	/s/ Gary R. Chadick
Name:	Gary R. Chadick
Title:	Senior Vice President, General Counsel and Secretary

SELLER:
EVANS & SUTHERLAND COMPUTER CORPORATION

By:	/s/ James R. Oyler
Name:	James R. Oyler
Title:	President and Chief Executive Officer

[Signature Page to Escrow Agreement]